UNITED STATES  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of  the Securities Exchange Act of 1934

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CARDTRONICS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 8, 2020, Cardtronics plc, a company incorporated under the laws of England and Wales, filed a Current Report on Form 8-K with the Securities and Exchange Commission that stated the following:

Following the appointment of Rahul Gupta and Michelle Moore to the Board of Directors (the “Board”) of Cardtronics plc (the “Company”), on May 4, 2020 the Board made the following changes to the composition of its committees, such changes are effective as of May 1, 2020:

•Mr. Gupta was appointed to the Audit Committee and the Compensation Committee;
•Ms. Moore was appointed to the Nominating and Governance Committee and the Finance Committee;
•Julie Gardner became the Chair of the Nominating and Governance Committee taking over from Mark Rossi, who has served as Interim Chair, and will no longer serve on the Compensation Committee; and
•Jorge Diaz stepped down from the Audit Committee and the Nominating and Governance Committee in connection with his previously announced decision to retire from the Board and not seek re-election at the upcoming 2020 Annual General Meeting of Shareholders.

As disclosed in the Company’s proxy statement, filed with the SEC on April 1, 2020, in light of the COVID-19 pandemic, the Company proposed to organize a teleconference dial-in facility to allow shareholders to dial-in and listen to the business of the 2020 Annual Meeting of Shareholders. The dial-in information is below and has been made available to shareholders on the Company’s website at ir.cardtronics.com:

Conference Dial-In Numbers:
Conference ID: 9594487
Participant Toll-Free Dial-In Number: (877) 303-9205
Participant International Dial-In Number: (760) 536-5226
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